Exhibit 99.1
Energy West, Incorporated Announces Unaudited Financial Results
for Fiscal Year 2006 and Increased Quarterly Dividend
     Great Falls, Mont., August 14, 2006/ PRNewswire – First Call/—ENERGY WEST, INCORPORATED (NASDAQ: EWST – News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, released its unaudited earnings for the fiscal year ended June 30, 2006, and announced the declaration of a dividend in the amount of $.10 per share. The Company intends to file its Form 10-K for fiscal year 2006 with audited results by late September after the conclusion of its audit.
     The Company’s unaudited net income for the fiscal year concluded on June 30, 2006 is $2,135,351 ($.73 per share). The Company’s Form 10-K for fiscal year 2005 reported net income of $1,381,469 ($.53 per share). The improvement in the Company’s net income for this fiscal year is an increase of 55% over the results reported for fiscal year 2005, and is primarily due to increased operating efficiencies in the utility segment and improvements in the unregulated marketing and production business.
     The Company also announces that the Board of Directors have declared a dividend of $.10 per share for shareholders of record as of August 24, 2006, which will be payable on August 31, 2006. The dividend represents a 25% increase in the quarterly dividend compared to the dividend for last quarter which was paid on May 31, 2006.
     David Cerotzke, the Company’s President and CEO, stated “We are very proud that this year’s earnings, which represent a record for our core business, were achieved in spite of warmer than normal weather and high natural gas prices. Our goal is to sustain our growth in earnings and dividends for our shareholders.”

Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar expressions. Specific forward- looking statements contained in this press release include: (i) the Company’s belief that the value of its core utility operations is beginning to reemerge; (ii) its belief that significant opportunity exists on the non-regulated portion of its business in opportunities it believes present fairly low and manageable risks; and (iii) its belief that increases to quarterly divided payments will continue. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company ‘s business generally include but are not limited risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.
For additional information or clarification, please contact: John Allen
Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.